                                                                    EXHIBIT 99.1


                     CALAVO GROWERS, INC. REPORTS PROFITABLE
                   FISCAL THIRD QUARTER AND NINE-MONTH RESULTS

                         ------------------------------

    -   Quarterly Sales Reach Highest Single-Period Total in Company History

    -   Nine-Month Sales Rise 14 Percent Year-to-Year, A New Record

    -   Uruapan, Mexico Processed Plant Completes First Full Quarter of
        Operation

                         ------------------------------

SANTA ANA, Calif. (Aug. 30, 2004) -- Calavo Growers, Inc. (Nasdaq-NM: CVGW), the global leader in packing and distributing fresh and processed avocados and other perishable fruit products, today reported fiscal 2004 third-quarter and nine-month operating results.

        For the three months ended July 31, 2004, net revenues climbed to $83.3 million, the highest quarterly total in company history, up from $81.4 million in the like period of fiscal 2003. Third-quarter net income approximated $3.1 million, equal to $0.23 per fully diluted share. This compares with net income of $3.2 million, or $0.25 per fully diluted share, in the year-earlier third quarter. Per share results for the recently concluded quarter are based on approximately four percent greater shares outstanding than in last year's third quarter, in part due to Calavo's all-stock acquisition of Maui Fresh International completed in Nov. 2003.

        Calavo stated that its profitable financial results in the most recently concluded quarter are principally attributable "to a strong performance in the company's California avocado segment, which experienced significant volume growth." The company reported that increased sales from the International avocados and perishable food products (International) segment also contributed to third-quarter revenue growth.

        As a result of the sales expansion in the International operating segment, net revenues for the first nine months of fiscal 2004 increased 14 percent to a record $208.8 million, from $183.0 million in the corresponding period one-year earlier. Nine-month net income was $5.1 million, equivalent to $0.38 per fully diluted share, which compares with $5.5 million, or $0.42 per diluted share, in the corresponding period one-year earlier. Lee E. Cole, chairman, president and chief executive officer, stated: "Calavo's focused approach to implementing its strategic operating agenda enabled the company to complete another successful quarter and nine months. The company continues to gain sales momentum, as reflected by our record revenues for the three and nine-month periods, and make notable progress on a range of initiatives intended to anchor future growth and profitability."

        Specifically, Cole referenced advances made along several business fronts including:

    - A significant increase in third-quarter volume of fresh California avocados compared to the prior year, due to a significantly larger domestic crop. The company estimates its quarter to date share of the California avocado market totaled 33.4 percent, which represents an increase from the prior year, which was 31.7%.

    - Increased growth from International segment sales, including continued robust demand from the Japanese market.

    - The first full quarter of operation of the company's new, 90,000-plus square foot processed-products manufacturing facility in Uruapan, Michoacan, Mexico, which opened in February 2004.

    "With respect to the new facility," Cole said, "while third-quarter sales in the Processed Products segment fell beneath plan, we continue to gain efficiencies, and to build inventories to levels at which we can satisfy customer demand."

    "Simply put, we believe this new plant will ultimately bring unprecedented efficiencies to our processed unit. However, this process is taking longer then anticipated," Cole stated.

        Turning to Calavo's commitment to cost containment, Cole stated that selling, general and administrative expenses decreased by nearly four percent from last year's third quarter, and are virtually unchanged for the nine-month period.

        "We view our ability to control SG&A -- even as Calavo mounts ambitious initiatives, like the Uruapan processing facility, and contends with higher employee salary and benefit costs -- as testament to a rigorous discipline of holding the line on costs that is central to the company mindset," Cole said.

        The Calavo balance sheet remains "strong and virtually free of long-term debt," Cole added. At July 31, 2004, shareholders' equity totaled $46.9 million, an increase of 26 percent from $37.1 million at the end of fiscal 2003.

CALIFORNIA AVOCADOS

        California avocado sales of $66.7 million were $1.2 million, or 1.8 percent below the $67.9 million in last year's fiscal third period. The decrease in sales reflects lower average selling prices, partially offset by a significantly larger number of units sold.



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
INTERNATIONAL

        International segment sales increased 110 percent to $9.8 million, a jump of $5.1 million from $4.7 million in the third quarter of fiscal 2003. This increase is principally due to sales from the company's tropical fruit and specialty products.

PROCESSED PRODUCTS

        Net sales in the processed products segment fell 23 percent to $6.8 million from $8.8 million in the comparable quarter one year ago. The factors impacting the business unit's performance are thought by management to be transitional in nature. Sales were adversely affected as inventory levels were not adequate to meet processed-product customer demand.

FOURTH QUARTER OUTLOOK

        "We are proceeding into the fourth quarter with increasing momentum and a sense of confidence about our business units," said Cole. "The California Avocado segment is expected to continue yielding robust volume, particularly when measured against last year's seasonally lower domestic crop. "

        "International segment sales are expected to remain strong for the remainder of the fiscal year" he continued. "The outlook for our Processed Products segment is positive due to the substantial elimination of the use of co-packers, the expected closing of our Mexicali operations, and the increased levels of inventory to service customer demand. We expect continued progress from our processed products segment, but have no illusions about this occurring overnight and expect that the greatest gains may not be evident until next fiscal year."

ABOUT CALAVO

        Calavo Growers, Inc. is a worldwide leader in the procurement and marketing of fresh and processed avocados, as well as other perishable food products. Founded in 1924 and headquartered in Santa Ana, Calif., Calavo is the First Name in Avocados(TM) and markets its products to food distributors, produce wholesalers, supermarkets and restaurants on a global basis.



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
        On Nov. 7, 2003, the company completed its acquisition of privately held Maui Fresh International, a multi-line marketer of specialty produce, including tropical fruits and vegetables. With a reputation for quality, Maui Fresh operates as a wholly owned subsidiary of Calavo and markets products under its respected brand name.

SAFE HARBOR STATEMENT

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company's Securities and Exchange Commission filings, including, without limitation, the company's Report on Form 10-K for the year ended October 31, 2003. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.



                                      # # #



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
                              CALAVO GROWERS, INC.
                CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
                           (ALL AMOUNTS IN THOUSANDS)

                                                          JULY 31,     OCTOBER 31,
                                                            2004          2003
                                                         ---------     ----------
ASSETS
Current assets:
   Cash and cash equivalents ......................       $   848       $ 5,375
   Accounts receivable, net of allowances
   of $1,476 (2004) and $700 (2003) ...............        27,749        16,560
   Inventories, net ...............................        13,759         8,021
   Prepaid expenses and other current assets ......         4,135         4,487
   Loans to growers ...............................            65           353
   Advances to suppliers ..........................         2,396           624
   Deferred income taxes ..........................         1,379         1,379
                                                          -------       -------
      Total current assets ........................        50,331        36,799
Property, plant, and equipment, net ...............        16,857        13,121
Goodwill ..........................................         3,591            --
Other assets ......................................         3,996         3,769
                                                          -------       -------
                                                          $74,775       $53,689
                                                          =======       =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Payable to growers .............................       $14,949       $ 3,446
   Trade accounts payable .........................         2,930         1,534
   Accrued expenses ...............................         8,068         7,777
   Income taxes payable ...........................         1,138            51
   Dividend payable ...............................            --         3,232
   Current portion of long-term obligations .......            23            24
                                                          -------       -------
      Total current liabilities ...................        27,108        16,064
Long-term liabilities:
   Long-term obligations, less current portion ....            37            61
   Deferred income taxes ..........................           764           417
                                                          -------       -------
      Total long-term liabilities .................           801           478
Total shareholders' equity ........................        46,866        37,147
                                                          -------       -------
                                                          $74,775       $53,689
                                                          =======       =======



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

                              CALAVO GROWERS, INC.
             CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
              (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                            THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                  JULY 31,                      JULY 31,
                                                          -----------------------       -------------------------
                                                            2004           2003            2004            2003
                                                          --------       --------       ---------       ---------
Net sales ..........................................      $ 83,318       $ 81,359       $ 208,782       $ 182,981
Cost of sales ......................................        74,833         72,203         189,389         162,931
                                                          --------       --------       ---------       ---------
Gross margin .......................................         8,485          9,156          19,393          20,050
Special charges ....................................            --              5              --             103
Selling, general and administrative ................         3,777          3,919          11,504          11,240
                                                          --------       --------       ---------       ---------
Operating income ...................................         4,708          5,232           7,889           8,707
Other income, net ..................................           (91)          (294)           (311)           (615)
                                                          --------       --------       ---------       ---------
Income before provision for income taxes ...........         4,799          5,526           8,200           9,322
Provision for income taxes .........................         1,739          2,287           3,100           3,848
                                                          --------       --------       ---------       ---------
Net income .........................................      $  3,060       $  3,239       $   5,100       $   5,474
                                                          ========       ========       =========       =========
Net income per share:
 Basic .............................................      $   0.23       $   0.25       $    0.38       $    0.42
                                                          ========       ========       =========       =========
 Diluted ...........................................      $   0.23       $   0.25       $    0.38       $    0.42
                                                          ========       ========       =========       =========
Number of shares used in per share computation:
 Basic .............................................        13,507         12,930          13,494          12,905
                                                          ========       ========       =========       =========
 Diluted ...........................................        13,594         12,960          13,579          12,935
                                                          ========       ========       =========       =========



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